Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 69 to the Registration Statement No. 811-04118 on Form N-1A of our reports dated September 8, 2006 relating to the financial statements and financial highlights of Fidelity Securities Fund, including Fidelity Blue Chip Growth Fund and Fidelity OTC Portfolio; and of our report dated September 22, 2006 relating to the financial statements and financial highlights of Fidelity Real Estate Income Fund, each appearing in the Annual Reports on Forms N-CSR of Fidelity Securities Fund for the year ended July 31, 2006.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
September 26, 2006